SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2003

                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)

              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)

                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code

Item 9. REGULATION FD DISCLOSURE INFORMATION PROVIDED UNDER ITEM 12

Information required by Item 12 is being provided under this Item 9 pursuant to SEC interim filing guidance.

On July 15, 2003, Eaton Corporation issued a press release announcing financial results for the quarter ended June 30, 2003. A copy of this press release is attached hereto as Exhibit 99.

                             Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report top be signed on its behalf by the undersigned hereunto duly authorized.

                         Eaton Corporation


                        /s/ R.H. Fearon
                        ------------------------------------
                        Executive Vice President -
                        Chief Financial and Planning Officer


July 15, 2003
                            EXHIBIT INDEX

       Exhibit No.       Description
       -----------       ------------------------------------------------------
           99            Press Release of Eaton Corporation dated July 15, 2003


EATON REPORTS SECOND QUARTER NET INCOME OF $1.27 PER SHARE AND RAISES DIVIDEND BY 9 PERCENT

CLEVELAND...Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) Today announced net income per share of $1.27 for the second quarter of 2003, an increase of 5 percent over net income per share of $1.21 in the second quarter of 2002. Sales in the quarter were $2.03 billion, 8 percent above last year. Net income was $93 million compared to $88 million in 2002.

Net income in both periods included charges related to restructuring activities. Before these charges, 2003 second quarter operating earnings per share were 10 percent above 2002, with 2003 operating earnings per share of $1.36 versus $1.24 per share in 2002. Operating earnings for the second quarter of 2003 were $99 million compared to $90 million in 2002.

For the first half of 2003, sales were $3.95 billion, 10 percent higher than in 2002. Net income of $165 million increased 36 percent over last year, and net income per share of $2.27 rose 35 percent above 2002. Excluding restructuring charges in both periods, operating earnings in the first half of 2003 increased to $176 million, 13 percent more than in 2002, and operating earnings per share of $2.42 rose 12 percent compared to last year.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our second quarter results. Our sales revenue of $2.03 billion was the highest quarterly sales revenue since the second quarter of 2000.

"The sales growth in the second quarter of 8 percent above last year consisted of 6 percent from our four recent acquisitions and 2 percent from higher exchange rates. We continued to outperform our end markets, as we estimate that our overall end markets declined 5 percent compared to the second quarter last year.

"We made good progress during the second quarter on integrating our four recent acquisitions. The profits of the acquired businesses have thus far been modest, as the real benefits from the restructuring activities will not be seen until the second half. We continue to make progress in reducing their working capital and improving their performance, and anticipate that working capital levels in the acquired businesses will be reduced significantly by the end of the year.

"During the quarter, we issued 3.7 million shares, generating net proceeds of $296 million. The proceeds have strengthened our balance sheet and will provide us with the flexibility to pursue growth opportunities that may arise in the near term.

"For the second half, we do not anticipate any significant growth in our end markets. As a result, for the year as a whole, we expect our end markets to be flat to slightly down.

"We anticipate full-year net income per share of $4.50 to $4.75 and third quarter net income per share of $1.15 to $1.25," said Cutler. "Excluding the restructuring charges to integrate our recent acquisitions, we are maintaining our full-year operating earnings guidance of $5.00 to $5.25 per share. We anticipate third quarter operating earnings per share will be in the $1.30 to $1.40 range. We are pleased that in spite of end markets which are weaker than our expectations at the beginning of the year, and the issuance of an additional
3.7 million shares, we are able to maintain our full-year earnings guidance.

"As a result of our continued strong operating performance, we have decided to increase our quarterly dividend to 48 cents per share, a 9 percent increase over our current dividend," said Cutler.

Business Segment Results
------------------------

Second quarter sales of Fluid Power, Eaton's largest business segment, posted an all-time quarterly record of $703 million, 12 percent above one year earlier, and excluding the impact of the Boston Weatherhead and Mechanical Products acquisitions, up 4 percent over the second quarter of 2002. This compares to a decline of 5 percent in Fluid Power's markets, with North American fluid power industry shipments down about 8 percent, commercial aerospace markets off 18 percent, and defense aerospace markets up by 16 percent. Operating profits in the second quarter were $63 million. Operating profits before restructuring charges were $67 million, up 14 percent compared to a year earlier.

"We do not anticipate a recovery in the traditional mobile and industrial hydraulics markets until next year. The construction and agricultural equipment markets have shown little growth, despite earlier expectations that they would post moderate growth in 2003," said Cutler. "The decline in the commercial aerospace market has occurred as we expected. Military aerospace markets have been strong, largely offsetting the decline in the commercial markets."

During the second quarter, Eaton unveiled the world's first 5000-psi commercial aircraft hydraulic pump, designed specifically for use on the new Airbus A380. This new higher pressure technology will provide commercial aircraft with more powerful hydraulic systems at lower weight.

In the Industrial & Commercial Controls segment, second quarter sales were $575 million, up 11 percent from last year. Excluding the impact of the Delta and Commonwealth Sprague Capacitor acquisitions in 2003 and the divestiture of the Navy Controls business last year, second quarter sales were down 2 percent compared to 2002. Operating profits in the second quarter were $33 million. Operating profits before restructuring charges were $39 million, down 11 percent from results one year ago.

"End markets for our electrical business remained weak during the second quarter, with an estimated 4 percent decline in the markets for this business compared to last year," said Cutler. "We expect that the electrical distribution equipment market will not begin to recover until 2004. The residential market in North America has remained strong thus far in 2003, but the commercial markets - particularly the office construction markets - have weakened further.







"The integration of the electrical division of Delta, which we purchased at the end of January, is proceeding slightly ahead of plan," said Cutler. "The Delta acquisition reduced the margins for the Industrial and Commercial Controls segment compared to last year, but we expect stronger profitability from the Delta business in the second half of this year as our restructuring programs gain additional traction."

The Automotive segment posted record second quarter sales of $432 million, which was 3 percent above the comparable quarter last year. NAFTA automotive production declined 10 percent, while European production was down 6 percent, compared to the same period last year. Operating profits were $58 million, down 9 percent from a year ago.

"Our Automotive segment continued its strong revenue performance, with sales that significantly outpaced its end markets," said Cutler. "We also benefited during the quarter from the strong euro, which added 5 percent to our revenues for the quarter. Our margins during the quarter were lower than last year, principally as a result of new programs which have not yet ramped up to their mature production economics."

Last week, Eaton announced a new licensing arrangement with Lotus Engineering to commercialize Lotus' Active Valve Train technology. Active Valve Train technology can be used to substantially reduce emissions and improve fuel economy.

The Truck segment posted sales of $317 million in the second quarter, up 1 percent compared to last year, and recorded operating profits of $40 million, a 33 percent increase over 2002 operating profits. NAFTA heavy-duty truck production was down 5 percent and NAFTA medium-duty truck production was up 4 percent. European truck production was down 5 percent and South American production was flat versus a year ago.

"Second quarter production of NAFTA heavy-duty trucks totaled about 45,000 units. For the full year, we continue to expect production of heavy-duty trucks in NAFTA to total approximately 190,000 units," said Cutler. "The new operating model we have put in place in our Truck business over the last two years is working well. The model has enabled the business to adjust to the ramping up and down of volumes last year, and to this year's ramping up of volumes, without incurring the inefficiencies and expediting costs we incurred in previous periods of substantial volume change."

Eaton announced during the second quarter a contract to supply Federal Express with 20 hybrid electric powertrains for delivery trucks. Compared to the medium-duty trucks now in use, these vehicles offer significantly lower emissions and also significantly increased fuel economy. FedEx plans to verify the performance from the hybrid electric trucks prior to introducing this technology more broadly into its pick up and delivery fleet, the timing of which could be as early as the fall of 2004.

Eaton also announced during the quarter that it has been awarded a grant by the U.S. Department of Energy to develop hybrid propulsion systems for trucks and other heavy-duty vehicles. The grant will be used to fund additional development of hybrid technologies over the next three years.




Eaton is a global diversified industrial manufacturer with 2002 sales of $7.2 billion that is a leader in fluid power systems; electrical power quality, distribution and control; automotive engine air management and fuel economy; and intelligent systems for fuel economy and safety in trucks. Eaton has 51,000 employees and sells products in more than 50 countries. For more information, visit www.eaton.com.

Notice of Conference Call: Eaton's conference call to discuss its second quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page at www.eaton.com. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

This news release contains forward-looking statements concerning the third quarter 2003 and the full year 2003 net income per share and operating earnings per share, our worldwide markets, expenses of our restructuring programs, working capital, and the flexibility to pursue growth opportunities. These statements should be used with caution. They are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; failure to implement restructuring plans; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges or dispute resolutions; material acquisitions or divestitures; significant costs from new laws and governmental regulations; and unanticipated further deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company's comparative financial results for the three months and six months ended June 30, 2003 and 2002 follow:




















Eaton Corporation
Comparative Financial Summary

                                  Three months ended  Six months ended
                                       June 30            June 30
                                  ------------------  ----------------
(Millions except for
 per share data)                      2003     2002     2003     2002
                                      ----     ----     ----     ----

Net sales                           $2,027   $1,881   $3,952   $3,604
Income before income taxes             122      127      221      175
Net income                              93       88      165      121

Net income per Common Share
 assuming dilution                  $ 1.27   $ 1.21   $ 2.27   $ 1.68
Average number of Common Shares
 outstanding                          73.5     72.1     72.9     71.6

Net income per Common Share basic   $ 1.29   $ 1.24   $ 2.30   $ 1.71
Average number of Common Shares
 outstanding                          72.5     70.7     71.9     70.4

Cash dividends paid per Common
 Share                              $ 0.44   $ 0.44   $ 0.88   $ 0.88

Reconciliation of net income to
 operating earnings
---------------------------------
Net income                          $   93   $   88   $  165   $  121
Excluding restructuring charges
 (after-tax)                             6        2       11       35
                                    ------   ------   ------   ------
Operating earnings                  $   99   $   90   $  176   $  156
                                    ======   ======   ======   ======

Net income per Common Share
 assuming dilution                  $ 1.27   $ 1.21   $ 2.27   $ 1.68
Per share impact of
 restructuring charges                0.09     0.03     0.15     0.49
                                    ------   ------   ------   ------
Operating earnings
 per Common Share                   $ 1.36   $ 1.24   $ 2.42   $ 2.17
                                    ======   ======   ======   ======

See accompanying notes.











Eaton Corporation
Statements of Consolidated Income

                                  Three months ended  Six months ended
                                       June 30            June 30
                                  ------------------  ----------------
(Millions except for
 per share data)                      2003     2002     2003     2002
                                      ----     ----     ----     ----

Net sales                           $2,027   $1,881   $3,952   $3,604

Costs & expenses
 Costs of products sold              1,498    1,364    2,913    2,650
 Selling & administrative              339      305      668      615
 Research & development                 56       50      111      105
                                    ------   ------   ------   ------
                                     1,893    1,719    3,692    3,370
                                    ------   ------   ------   ------
Income from operations                 134      162      260      234

Other income (expense)
 Interest expense-net                  (24)     (27)     (48)     (54)
 Other-net                              12       (8)       9       (5)
                                    ------   ------   ------   ------
                                       (12)     (35)     (39)     (59)
                                    ------   ------   ------   ------
Income before income taxes             122      127      221      175
Income taxes                            29       39       56       54
                                    ------   ------   ------   ------
Net income                          $   93   $   88   $  165   $  121
                                    ======   ======   ======   ======

Net income per Common Share
 assuming dilution                  $ 1.27   $ 1.21   $ 2.27   $ 1.68
Average number of Common Shares
 outstanding                          73.5     72.1     72.9     71.6

Net income per Common Share basic   $ 1.29   $ 1.24   $ 2.30   $ 1.71
Average number of Common Shares
 outstanding                          72.5     70.7     71.9     70.4

Cash dividends paid
 per Common Share                   $ 0.44   $ 0.44   $ 0.88   $ 0.88

See accompanying notes.











Eaton Corporation
Business Segment Information

                                  Three months ended  Six months ended
                                       June 30            June 30
                                  ------------------ -----------------
(Millions)                            2003     2002     2003     2002
                                      ----     ----     ----     ----

Net sales
 Fluid Power                        $  703   $  628   $1,400   $1,225
 Industrial & Commercial Controls      575      519    1,089    1,005
 Automotive                            432      419      872      804
 Truck                                 317      315      591      570
                                    ------   ------   ------   ------
Total net sales                     $2,027   $1,881   $3,952   $3,604
                                    ======   ======   ======   ======

Operating profit
 Fluid Power                        $   63   $   58   $  121   $  101
 Industrial & Commercial Controls       33       42       65       60
 Automotive                             58       64      120      120
 Truck                                  40       30       62       20
                                    ------   ------   ------   ------
                                       194      194      368      301
Corporate
 Amortization of intangible assets      (7)      (5)     (13)     (11)
 Interest expense-net                  (24)     (27)     (48)     (54)
 Corporate expense-net                 (41)     (35)     (86)     (61)
                                    ------   ------   ------   ------
Income before income taxes             122      127      221      175
Income taxes                            29       39       56       54
                                    ------   ------   ------   ------
Net income                          $   93   $   88   $  165   $  121
                                    ======   ======   ======   ======

See accompanying notes.




















Eaton Corporation
Condensed Consolidated Balance Sheets
                                                    June 30,  Dec. 31,
(Millions)                                            2003      2002
                                                    --------  --------

Assets
Current assets
 Cash                                                $   87    $   75
 Short-term investments                                 342       353
 Accounts receivable                                  1,269     1,032
 Inventories                                            753       698
 Deferred income taxes & other current assets           295       299
                                                     ------    ------
                                                      2,746     2,457
Property, plant & equipment-net                       2,071     1,955
Goodwill                                              1,964     1,910
Other intangible assets                                 498       510
Other assets                                            377       306
                                                     ------    ------
                                                     $7,656    $7,138
                                                     ======    ======

Liabilities & Shareholders' Equity
Current liabilities
 Short-term debt & current portion of long-term
   debt                                              $   53    $  201
 Accounts payable                                       473       488
 Accrued compensation                                   180       199
 Accrued income & other taxes                           246       225
 Other current liabilities                              731       621
                                                     ------    ------
                                                      1,683     1,734
Long-term debt                                        1,913     1,887
Postretirement benefits other than pensions             647       652
Deferred income taxes & other liabilities               607       563
Shareholders' equity                                  2,806     2,302
                                                     ------    ------
                                                     $7,656    $7,138
                                                     ======    ======

See accompanying notes.















Eaton Corporation
Notes to the Second Quarter 2003 Earnings Release
Dollars in millions, except per share data (per share data assume dilution)

Acquisition of Business
-----------------------
On January 31, 2003, Eaton acquired the electrical business of Delta plc for approximately $215. The Delta business, which has operations in Europe and in the Asia Pacific area, has 3,400 employees and is headquartered in the United Kingdom. The business' major electrical brands include MEM(R), Holec(TM), Bill(TM), Home Automation(TM), Elek(TM) and Tabula(TM). The Delta business is included in the Industrial & Commercial Controls segment. The allocation of the purchase price for this acquisition is preliminary and will be finalized late in 2003.

Restructuring Charges
---------------------
In 2003, Eaton incurred restructuring charges related almost entirely to the integration of the Boston Weatherhead fluid power business acquired in November 2002 and the electrical business of Delta plc acquired in January 2003. In 2002, the Company incurred charges to reduce operating costs across its business segments and certain corporate functions. The charges in 2002 were primarily a continuation of restructuring programs initiated in 2001. A summary of these charges, and a reconciliation of business segment operating profit as reported and before restructuring charges, follows:

                                  Three months ended June 30
                        ---------------------------------------------
                                                         Operating
                                         Operating      profit before
                        Restructuring    profit as      restructuring
                           charges       reported         charges
                        -------------   -------------   -------------
                         2003    2002    2003    2002    2003    2002
                        -----   -----   -----   -----   -----   -----
Operational
-----------
Fluid Power             $   4   $   1   $  63   $  58   $  67   $  59
Industrial &
 Commercial Controls        6       2      33      42      39      44
Automotive                  -       -      58      64      58      64
Truck                       -       -      40      30      40      30
                        -----   -----   -----   -----   -----   -----
Total                   $  10   $   3   $ 194   $ 194   $ 204   $ 197
                        =====   =====   =====   =====   =====   =====
After-tax               $   6   $   2
Per Common Share         0.09    0.03







                                   Six months ended June 30
                        ---------------------------------------------
                                                         Operating
                                         Operating      profit before
                        Restructuring    profit as      restructuring
                           charges       reported         charges
                        -------------   -------------   -------------
                         2003    2002    2003    2002    2003    2002
                        -----   -----   -----   -----   -----   -----
Operational
-----------
Fluid Power             $   9   $  18   $ 121   $ 101   $ 130   $ 119
Industrial &
 Commercial Controls        7      15      65      60      72      75
Automotive                  -       1     120     120     120     121
Truck                       -      14      62      20      62      34
                        -----   -----   -----   -----   -----   -----
                           16      48   $ 368   $ 301   $ 384   $ 349
                                        =====   =====   =====   =====
Corporate                   1       4
                        -----   -----
Total                   $  17   $  52
                        =====   =====
After-tax               $  11   $  35
Per Common Share         0.15    0.49

The restructuring charges were included in the Statements of Consolidated Income in Income from Operations. In Business Segment Information, the operational restructuring charges reduced Operating Profit of the related business segment, while the corporate restructuring charges were included in Corporate Expense-Net.

Income Taxes
------------
The effective income tax rate for the second quarter of 2003 was 23.4% and for the first half of 2003 was 25.0% compared to 31.0% for the same periods in 2002. The lower rates in 2003 reflect many factors, including lower estimated worldwide income tax obligations.

Sale of Common Shares
---------------------
In June 2003, the Company sold 3.7 million Common Shares for net proceeds of $296 which were used to pay down commercial paper and for general corporate purposes.

Reconciliation of Operating Earnings
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profits before restructuring charges for each business segment, each of which excludes amounts that make it different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that each of these financial measures is useful to investors because it excludes transactions that are unusual due to their nature, size, infrequency, or limited duration and therefore allows investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.